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                                                                     EXHIBIT 8.2
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                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                    February 17, 1999

Headlands Mortgage Company
1100 Larkspur Landing Circle
Larkspur, California  94939

Ladies and Gentlemen:

        We have acted as special counsel to Headlands Mortgage Company ("Headlands"), a California corporation, in connection with the merger of GF Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of GreenPoint Financial Corp. ("GreenPoint"), a Delaware corporation, with and into Headlands, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of December 8, 1988, by and among Headlands, GreenPoint and Merger Sub. We render this opinion to you, in part, pursuant to Section 7.2(c) of the Agreement. All capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Agreement.

        For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

        (i) The Merger will be completed in the manner set forth in the Agreement and the Registration Statement on Form S-4 of GreenPoint (the "Registration Statement'), including the Proxy Statement/Prospectus contained therein.
        (ii) The representations contained in the letters of representation from Headlands and GreenPoint to us, both dated February 16, 1999, will be true and complete at the Effective Time.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

        1.  The Merger will constitute a reorganization under Section
        368(a) of the Internal Revenue Code of 1986, as amended;
        2. No gain or loss will be recognized by Headlands Shareholders who receive shares of GreenPoint Common Stock in exchange for shares of Headlands Common Stock, except with respect to cash received in lieu of a fractional share interest in GreenPoint Common Stock.

        The tax consequences described above may not be applicable to Headlands Shareholders that acquired the stock of Headlands pursuant to the exercise of an employee stock option or

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right or otherwise as compensation; that hold Headlands Shares as part of a
"straddle" or "conversion" transaction; or that are insurance companies, securities dealers, financial institutions, persons required to use a mark-to-market method of accounting with respect to shares of Headlands Common Stock or foreign persons.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,


                                        /s/ Sullivan & Cromwell


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